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                                                                    Exhibit 4.14


                                    GUARANTEE


                  For value received, UBS AG, a Swiss banking corporation ("UBS"), hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the obligations of UBS Americas Inc., a Delaware corporation and the successor by merger to Paine Webber Group Inc. (the "Company"), under the Amended and Restated Declaration of Trust of PWG Capital Trust II, dated and effective as of March 14, 1997 (the "Declaration of Trust"), by the trustees named therein, the Company and the holders from time to time of undivided beneficial interests in the assets of PWG Capital Trust II issued pursuant to the PWG II Declaration of Trust ("Holders of Outstanding Securities"), including any amount as may be owed from time to time by the Company under the Declaration of Trust, when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise in accordance with the terms of the Declaration of Trust.

                  UBS hereby waives presentment, demand for payment, protest and acceptance of this guarantee and all notices to any person (whether of nonpayment, dishonor, protest, extension of credit to the debtor or of other matters referred to in the Declaration of Trust, or otherwise) with respect to the Declaration of Trust or any related agreement or instrument. If the Company fails punctually to make any timely payment under the Declaration of Trust, UBS hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity or by declaration of acceleration, or otherwise, and as if such payment were made by the Company.

                  UBS hereby agrees that this guarantee is an absolute, present and continuing guarantee of payment and not of collectability and that its obligations hereunder shall be unconditional, irrespective of the validity, legality or enforceability of the Declaration of Trust, the absence of any action to enforce the same or to collect from the Company, and the recovery of any judgment against the Company or any action to enforce the same or any other
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circumstance that might otherwise result in a legal or equitable discharge or defense of a guarantor.

                  UBS shall be subrogated to all rights of the Holders of Outstanding Securities against the Company in respect of any amounts paid by UBS pursuant to the provisions of this guarantee; provided, however, that UBS shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of and interest on all Outstanding Securities shall have been paid in full.

                  This guarantee shall bind UBS and its successors and assigns. This guarantee constitutes a direct, unconditional and unsecured obligation of UBS. The obligations of UBS hereunder will be subordinated in right of payment to the prior payment in full of the deposit liabilities of UBS and all other liabilities of UBS (including all deposit liabilities and other liabilities of the head office and all offices of UBS wherever located), except (i) any liabilities which by their terms rank pari passu with or are subordinated to the obligations of UBS under this guarantee; (ii) any liabilities which by their terms rank pari passu with or are subordinated to liabilities which by their terms rank pari passu with or are subordinated to the obligations of UBS under this guarantee; and (iii) any Existing Junior Subordinated Obligations. For the avoidance of doubt, the obligations of UBS hereunder will be senior to any Existing Junior Subordinated Obligations and any liabilities which by their terms are subordinated to the obligations of UBS under this guarantee.

                  This guarantee shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof.
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                  IN WITNESS WHEREOF, UBS has caused this guarantee to be
executed by its duly authorized officers as of the day and year first above written.


                                                     UBS AG

                                                     By: ____________________
                                                         Name:
                                                         Title:



                                                     By: ____________________
                                                         Name:
                                                         Title: